Exhibit-99.(j)(2)

E*TRADE FUNDS

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned, do hereby constitute and appoint Elizabeth Gottfried, Eric Godes, Dilia Caballero and Matthew Audette his/her true and lawful attorneys and agents to execute in his/her name, place and stead, in his/her capacity as Trustee of E*TRADE Funds (“Trust”), to execute in his/her name any and all registration statements, exemptive applications, no-action letter requests, proxy statements, and other regulatory filings made applicable to the Trust, and any amendments, exhibits or supplements thereto, and file the same, with all other documents in connection herewith, with the Securities and Exchange Commission,  any state securities regulator, any self-regulatory  organization or any other governmental or official body (including, without limitation, agencies, commissions and authorities); and such attorneys shall have the full power of substitution and re-substitution; and such attorneys shall have full power and authority to do and perform in the name and on the behalf of the undersigned Trustee, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises, as fully and to all intents and purposes as the undersigned Trustee of the Trust might or could do in person, such acts of such attorneys being hereby ratified and approved.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ Cheryl A. Burgermeister	Trustee	April 25, 2008
Cheryl A. Burgermeister

/s/ Arthur Dubroff	Trustee	April 25, 2008
Arthur Dubroff

/s/ Steven Grenadier	Trustee	April 25, 2008
Steven Grenadier

/s/ George Rebhan	Trustee	April 25, 2008
George Rebhan

/s/ Michael Curcio	Trustee	April 25, 2008
Michael Curcio